EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	Name	Jurisdiction of Organization
1.	Marvel Characters, Inc.	Delaware
2.	Marvel Characters B.V.	The Netherlands
3.	MVL International C.V.	The Netherlands
4.	Marvel International Character Holdings LLC	Delaware
5.	Marvel Entertainment International Limited	United Kingdom
6.	Marvel Property, Inc.	Delaware
7.	Marvel Publishing, Inc.*	Delaware
8.	Marvel Internet Productions LLC	Delaware
9.	Marvel Toys Limited	Hong Kong
10.	Spider-Man Merchandising L.P.	Delaware
11.	MRV, Inc.	Delaware
12.	Marvel Studios, Inc.	Delaware
13.	MVL Film Finance LLC	Delaware
14.	MVL Productions LLC	Delaware
15.	MVL Rights LLC	Delaware
16.	MVL Development LLC	Delaware
17.	Marvel Film Productions LLC	Delaware
18.	Iron Works Productions LLC	Delaware
19.	Incredible Productions LLC	Delaware
20.	MVL Iron Works Productions Canada, Inc.	Province of Ontario
21.	MVL Incredible Productions Canada, Inc.	Province of Ontario
22.	Asgard Productions LLC	Delaware
23.	Marvel Animation, Inc.	Delaware
24.	Green Guy Toons LLC	Delaware
25.	Squad Productions LLC	Delaware

*Also does business under the name Marvel Comics.